Exhibit 10.17

November 20, 2019	Two North Riverside Plaza
Suite 1300
Georgia L. Vlamis	Chicago, Illinois 60606
700 Spruce Street	312.928.0850
Glenview, IL 60025

Retention Payment and Success Bonus Agreement

Dear Georgia:

This letter agreement (this “Agreement”), will be effective November 20, 2019 (the “Effective Date”), and sets forth the terms of the retention payment (“Retention Payment”) and transaction success bonus (the “Success Bonus”) payments that you may be eligible to receive from FreightCar America, Inc. (the “Company”).

1. Retention Payment. Contingent on your execution and return of this Agreement to the undersigned, and subject to Section 3 below, the Company will make a Retention Payment to you in an amount of $450,000, less all applicable withholding taxes, within seven (7) business days of your return of a fully executed copy of this Agreement (the “Retention Payment Date”).

2. Success Bonus. Subject to your continuous service with the Company through the closing date of a Successful Transaction (the “Closing”), your execution and nonrevocation of a general release of claims in a form provided by the Company, and your compliance with the Restrictive Covenants, you shall be entitled to receive a Success Bonus from the Company in an amount equal to two times your annual base salary in effect immediately prior to the Closing, less all applicable taxes and withholdings, payable within seven (7) calendar days of the Closing.

3. Forfeiture of Retention Payment. In the event that your employment with the Company is terminated by the Company for Cause or by you other than for Good Reason, before the earlier of (a) the consummation of a Successful Transaction or (b) the 12-month anniversary of the Effective Date, you shall forfeit and become obligated to repay to the Company the full Retention Payment. In the event you forfeit the Retention Payment, you must repay the full amount of the Retention Payment to the Company within thirty (30) calendar days of your termination date. You acknowledge that the Company shall have the right to recapture and seek repayment of the Retention Payment made under this Agreement.

4. Definitions. For purposes of this Agreement:

(a) “Cause” shall have the meaning given to such term in the FreightCar America, Inc. 2018 Long Term Incentive Plan, as amended from time to time.

(b) “Good Reason” shall mean, without your written consent, the occurrence of any of the following conditions, unless such condition is fully corrected within sixty (60) calendar days after written notice thereof:

(i) The Company permanently and materially diminishes your authority, duties, or responsibilities, including without limitation reporting responsibilities;

(ii) The Company materially reduces your overall compensation, including base salary, bonus opportunity and equity award participation;

(iii) The Company requires you to relocate your principal business office to a location not within 50 miles of the Company’s principal business office located in the Chicago, Illinois metropolitan area; or

(iv) The Company materially breaches the terms of this Agreement.

Notwithstanding anything in this Agreement to the contrary, a termination of employment due to Good Reason must occur, if at all, within one hundred twenty (120) calendar days after the Company receives written notice of any one or more of the conditions set forth in this Section 4(b). You must provide the Company with written notice of any one or more of the conditions set forth in this section within ninety (90) calendar days of the initial existence of the condition in order for such condition to constitute Good Reason under this Agreement.

(c) “Incremental Available Financing” shall mean the actual availability on the Closing of any such financing of new equity or new debt financing or a combination of new equity and new debt financing (including in the case of equity an issuance such as a PIPE) secured after the Effective Date minus (i) the amount of any actual availability on any previously in place credit facilities cancelled as part of the transaction and (ii) all transaction fees and bonuses required to be paid in connection with such financings.

(d) “Successful Transaction’’ shall mean (i) a “take-private” transaction in which (A) a third party or group of third parties assumes voting and investment control of more than fifty percent (50%) of the voting securities of the Company and (B) the Company ceases to be subject to the periodic disclosure requirements under the Securities Exchange Act of 1934, as amended, or (ii) the Company secures “Incremental Available Financing” of at least $30 million.

(e) Restrictive Covenants. If you receive a Success Bonus from the Company, you will forfeit the Success Bonus and be required to repay it to the Company if, within the period of 12 consecutive months after the termination of your employment with the Company or its successor for any reason, you directly or indirectly:

(i) Contact, solicit, interfere with, or divert, or induce or attempt to contact, solicit, interfere with or divert, any of the Company’s customers;

(ii) Participate or engage in (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business engaged in the manufacture of railcars in North America; or

(iii) Solicit or induce or attempt to solicit or induce, by or for yourself, or as the agent of another, or through others as an agent in any way, any person who is employed by the Company for the purpose of encouraging that employee to join you as a partner, agent, employee or otherwise in any business activity involving the manufacture of railcars in North America.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit or restrict you from providing legal advice and counseling, or other advice and counseling incidental thereto, as an officer, employee, consultant, independent contractor or otherwise, to any business activity involving the manufacture of railcars in North America.

5. Excess Parachute Payments. In the event that any amount or benefits made or provided to you this Agreement and under all other plans and programs of the Company (the “Covered Payments”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to you either (i) the full amount of such Covered Payments or (ii) such lesser amount (beginning with those amounts that are exempt from Section 409A and then from amounts that are subject to Section 409A, beginning with such amounts scheduled to be paid furthest from the first date of payments) as would result in no portion of the Covered Payments being subject to the excise tax under Code Section 4999 (“Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Covered Payments, notwithstanding that all or some portion of the Covered Payments may be subject to the Excise Tax. The Procedure for Determinations, Internal Revenue Service Claims, and Refunds provisions of Article 5 of the Successful Transaction Severance Plan shall apply to any determinations required to be made under this Section 5.

6. Miscellaneous.

(a) No Right to Continued Employment Conferred by this Agreement. Nothing in this Agreement shall confer upon you any right to continued employment with the Company (or its affiliates or respective successors) or to interfere in any way with the right of the Company (or its affiliates or respective successors) to terminate your employment at any time.

(b) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Illinois and not its choice of law rules, applicable to contracts made and to be performed entirely within that State. You agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook including the Federal Courts located therein (should Federal jurisdiction exist), and you hereby submit and consent to said jurisdiction and venue.

(c) Counterparts; Construction. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When used herein, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation.”

(d) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement signed by each of the parties.

(e) Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to maintain this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of the Agreement.

(f) Section 409A. The provisions regarding all payments to be made under this Agreement shall be interpreted in such a manner that all such payments either comply with Code Section 409A (“Section 409A”) or are exempt from the requirements of Section 409A as “short-term deferrals,” as described in Section 409A. Notwithstanding the foregoing, if at the time of your separation from service you are determined by the Company (or a successor) to be a “specified employee” within the meaning of Section 409A, and if any payment that you become entitled to under this Agreement upon your separation from service is determined by the Company (or a successor) to be deferred compensation within the meaning of Section 409A, then no such payment shall be payable prior to the date that is the earlier of (a) six months after your separation from service and (b) your death. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations.

(g) Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

[Signature Page Follows]

Please sign and date one copy of this letter in the space provided below to indicate your agreement to and acknowledgement of the terms of this Agreement and return the same to me for the Company’s records.

Sincerely,

FreightCar America, Inc.

By:	James R. Meyer
Its:	President and Chief Executive Officer

Agreed to and Acknowledged By:

/s/ Georgia L. Vlamis
Georgia L. Vlamis
Dated: November 20, 2019

[Signature page to Retention and Success Bonus Agreement}